Exhibit 3.1

ARTICLES OF INCORPORATION

OF

BULLION MONARCH MINING, INC.

The undersigned natural person of the age of eighteen years or more, acting as the incorporator of a corporation under the Utah Revised Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE I

Name

The name of this corporation is "Bullion Monarch Mining, Inc."

ARTICLE II

Duration

The duration of this corporation is perpetual.

ARTICLE III

Purposes

The purpose or purposes for which this corporation is organized are:

To engage in any lawful act or activity for which a corporation may be organized under the Utah Revised Business Corporation Act.

ARTICLE IV

Stock

The aggregate number of shares which this corporation shall have authority to issue is 110,000,000 shares, divided into two classes: (i) 100,000,000 shares of common voting stock of a par value of one mill ($0.001) per share; and (ii) 10,000,000 shares of preferred stock of a par value of one mill ($0.001) per share, which shall have such rights and preferences as the Board of Directors shall determine.  Fully paid stock of this corporation shall not be liable to any further call or assessment.

ARTICLE V

Amendment

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

ARTICLE VI

Shareholder Rights

The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine.  Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of this corporation.  Nor shall shareholders be entitled to vote cumulatively for directors of the corporation.

ARTICLE VII

Initial Office and Agent

The name of the corporation's original registered agent and the address of its initial registered office are:

Leonard W. Burningham, Esq.

455 East 500 South, Suite 205

Salt Lake City, Utah  84111

ARTICLE VIII

Directors

The number of directors constituting the initial Board of Directors of this corporation is four.  The names and addresses of persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and qualify, are:

R. Don Morris

3967 Foothill Drive

Provo, Utah 84604

Peter Passaro

P. O. Box 546

Dorset, Vermont 05251

James A. Morris

878 Silver Oak Drive

Spring Creek, Nevada 89815

Wayne E. Pearce

2735 Country Club Drive

Provo, Utah 84604

ARTICLE IX

Incorporator

The name and address of the Incorporator is:

Leonard W. Burningham, Esq.

455 East 500 South, Suite 205

Salt Lake City, Utah 84111

ARTICLE X

Common Directors - Transactions Between Corporation

No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or because his, her or their votes are counted for such purposes if:  (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director; (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies such contract or transaction.

IN WITNESS WHEREOF, the undersigned, having been thereunto duly authorized, has executed the foregoing Articles of Incorporation for the corporation under the penalties of perjury this 16th day of November, 2004.

                                                                         /s/Leonard W. Burningham

                                                                         Leonard W. Burningham, Esq., Incorporator